PDI CONTACT:                                                                                   INVESTOR CONTACTS:
Jeffrey E. Smith                                                                                      Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer                                                                                  Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                                (212) 838-3777
jesmith@pdi-inc.com                                                                                    Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                                          (310) 691-7100

PDI Reports Fourth Quarter and Full Year Financial Results,
Provides Business Update

Conference Call Begins Today at 4:30 p.m. Eastern Time

SADDLE RIVER, N.J. (March 11 2009) – PDI, Inc. (NASDAQ: PDII), a pioneer in providing contract sales and commercialization services to the biopharmaceutical industry, today reported financial results for the three and 12 months ended December 31, 2008, and provided a business update. Highlights of the quarter and recent weeks include:

•	Appointment of Nancy Lurker to the position of chief executive officer
•	Winning of sales force contract related to the launch of Sequenom’s prenatal screening tests
•	Renewal of $6.6 million sales contract with major pharmaceutical company
•	Rightsizing of workforce and realignment of various management functions
•	Accrual of $10.3 million for estimated losses related to an existing product commercialization contract

Summary financial results were:

	For the three-month period			For the year ended
	ended December 31 *			December 31 *
					$		$
	2008 (a)	2007 (a)	Change	2008 (a)	2007		Change
Revenue, net	$25.4	$32.6	$(7.2)	$112.5		$117.1		$(4.6)
Gross profit	$(8.2)	$9.7	$(17.9)	$4.5		$31.6		$(27.1)
Operating expense	$9.0	$12.6	$(3.6)	$40.9		$45.9		$(5.0)
Operating loss	$(17.2)	$(2.9)	$(14.3)	$(36.4)		$(14.3)		$(22.1)
Other income, net	$0.3	$1.6	$(1.3)	$2.8		$6.1		$(3.3)
Net loss	$(16.9)	$(1.5)	$(15.4)	$(34.5)		$(10.0)		$(24.5)

Loss per share	$(1.20)	$(0.11)	$(1.09)	$(2.46)		$(0.72)		$(1.74)

                                *Unaudited - $'s in millions except per share information

Financial Overview – Fourth Quarter 2008 compared to 2007

Revenue – Overall net revenue of $25.4 million in the fourth quarter of 2008 was 22% lower than 2007.  Sales Services segment revenue for 2008 was $3.2 million lower than 2007, primarily as a result of the internalization of our contract sales force by one of our long-term clients. At the same time revenue increased in the Company’s PDI ON DEMAND service offerings by approximately 10%.  Marketing Services segment revenue was lower in 2008 by $4.0 million as a result of the continued softness in the market for these types of services overall and the curtailment or postponement of projects by certain major customers specifically within the Pharmakon business unit.   There was no revenue recorded in the Company’s Product Commercialization segment in the fourth quarter of 2008.

Gross profit – Gross profit was negative for the fourth quarter of 2008. The Company incurred a $3.7 million gross loss related to promotional activities for its product commercialization contract on a Novartis branded product. In addition, the Company accrued $10.3 million for estimated losses related to this contract. The Company has determined that in 2009 it will not be able to generate revenue in excess of contractually required expenses. As a result, the estimated loss that would be incurred under the current terms of the contract through the early termination date for this contract (February 1, 2010) has been accrued. Gross profit declined in the fourth quarter of 2008 compared with the prior period in 2007 in the Sales Services segment by $1.8 million and in the Marketing Services segment by $2.1 million.  Both of these declines are primarily attributable to lower revenue in these segments and differences in product mix between 2008 and 2007.

Operating expenses – Total operating expenses were lower in the fourth quarter of 2008 compared with the prior-year period due to a combination of lower compensation-related expenses, lower other SG&A expenses and certain one-time charges in 2007. Compensation expense was lower in the fourth quarter of 2008 primarily as a result of a decrease in incentive compensation accruals due to 2008 overall and business unit performance. Lower other SG&A was in part due to a one-time charge of $0.8 million related to the moving of the Company’s data center in 2007 and a favorable state franchise tax settlement of $0.8 million in 2008. In addition, other SG&A was lower in the fourth quarter of 2008 due primarily to the Company’s ongoing cost reduction initiatives.

Operating loss – The increase of $14.3 million in operating loss for the fourth quarter of 2008 compared with 2007 is predominately due to the operating loss of $14.8 million related to the product commercialization contract. For the fourth quarter of 2008, Sales Services improved operating income by $1.9 million but this improvement was offset by an increase in the operating loss in Marketing Services of $1.5 million.

Liquidity and Cash Flow

2008 – Cash, cash equivalents and short-term investments as of December 31, 2008 were $90.2 million, a $9.7 million decrease from September 30, 2008 and a $16.8 million decrease from December 31, 2007.  These decreases were primarily attributable to expenses relating to the Company’s commitments related to the product commercialization contract.  As of December 31, 2008, the Company’s cash equivalents were invested almost exclusively in U.S. treasury securities.  In 2008 for the fourth quarter and for the full year, the Company did not lose any principal from investing activities and was not required to reclassify any investments to long term due to liquidity concerns.   As of December 31, 2008 the Company had no commercial debt.

2009 forecast – Considering the cash that we currently anticipate to be required in order to perform our obligations under our existing product commercialization contract through the early termination date of this contract, expected 2009 operating losses particularly in the first half of the year, expected working capital requirements and forecasted lower interest income, the Company currently believes that full year 2009 cash flow will be negative by approximately $20 million.

CEO Commentary

Nancy Lurker, chief executive officer of PDI said, “As I begin my tenure as CEO of the Company, I recognize that the financial results for 2008 are very disappointing, but reflect the impact of the challenges that have faced the pharmaceutical industry for several years and certain actions taken by the Company.  I joined the Company fully committed to establishing PDI as the best in class contract sales organization in the United States.  My first priority is to return the Company to profitability. Realistically, given where we ended 2008 and the state of the pharmaceutical industry, I do not believe that profitability can be achieved in 2009, particularly in the first half of the year.  However, I am highly optimistic about the future of PDI and our ability not only to respond to, but to thrive in, this challenging environment.  Since I joined the Company in late November I have been reviewing all aspects of our operations and strategy with this in mind.

“A major part of this review is focused on our product commercialization strategy and is still ongoing. We are not actively pursuing any additional product commercialization opportunities at this time, although we may continue to evaluate opportunities on a very selective and opportunistic basis, but only to the extent we can significantly mitigate risks related to the investment of our resources. In connection with our existing product commercialization contract, we do not believe that this contract can be profitable for the Company going forward, and as a result, we have accrued in 2008 the estimated loss of $10.3 million, which is the amount that we currently expect to incur through the early termination date of this contract.

“Given current market conditions and our desire to preserve our cash as we transform the Company, we are not currently seeking to make any acquisitions of other commercialization services businesses. We have, however, intensified our focus on enhancing our internal commercialization capabilities by aggressively promoting and broadening the depth of the value added service offerings of our existing Marketing Services businesses, TVG and Pharmakon.

“While the Company has made good progress in reducing infrastructure costs, I believe that there is more to be done. Since year-end we have reduced our non-field staffing by approximately 15% in order to better match the footprint of our business. We have at the same time added some key sales staff and modified some reporting functions. While there is a need to invest in management in certain areas and improve certain capabilities, we will continue to aggressively manage costs. In this connection, there may be one-time charges that would need to be taken to achieve savings. That said, we are confident that our substantial cash position will afford us the flexibility to grow the business.

“We are now working to position our company not only to be profitable, but to be best in class and flourish in the new pharmaceutical industry environment. In concert with the Board of Directors and the executive committee we have focused much of our recent efforts on our core CSO business. In summary, this focus revolves around securing new business, strengthening capabilities to improve clients’ ROI and rationalizing our cost structure and improving asset utilization.

“As a result of this core focus, subsequent to the end of the quarter, we were awarded a competitive contract to provide the sales infrastructure to launch and commercialize Sequenom’s noninvasive prenatal genetic screening tests.  We were also very pleased with the vote of confidence we received in the first quarter of 2009 from a large pharma customer when it renewed its $6.6 million sales contract with us. As large pharmaceutical companies continue to embark on their own efficiencies, we are starting to see a much greater number of requests for proposals for a host of different kinds of sales programs.  I intend to make sure that PDI is positioned to win its fair share of these contracts,” Ms. Lurker concluded.

Conference Call

PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions.  The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 643-1203 from outside the U.S. A telephone replay will be available from 7:00 p.m. Eastern time on March 11, 2009 through 11:59 p.m. Eastern time on March 13, 2009 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 88865012.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

PDI currently operates in three business segments: Sales Services, Marketing Services and Product Commercialization.  Our sales services include Performance Sales Teams™, which are dedicated pharmaceutical sales force teams for specific customers; Select Access™, our targeted sales solution that leverages an existing sales force and infrastructure; and PDI ON DEMAND, a suite of innovative sales services that provide rapid, customized sales force solutions tailored to meet the local, regional and seasonal needs of our customers.  Our marketing services include marketing research and consulting services through TVG, and promotional physician interaction program services through Pharmakon.  Our product commercialization solutions leverage our considerable sales and marketing expertise to manage products throughout their lifecycles.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: effects of the current worldwide economic and financial crisis; changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; early termination of a significant services contract or the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to obtain additional funds in order to implement PDI’s business model; the ability to successfully develop and generate sufficient revenue from any product commercialization opportunities; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in PDI’s industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; the ability to increase revenues and successfully manage the size of PDI’s operations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; the results of any future impairment testing for goodwill and other intangible assets; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2007, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Revenue, net	$25,404	$32,576	$112,528	$117,131
Cost of services	33,593	22,853	108,015	85,516
Gross (loss) profit	(8,189)	9,723	4,513	31,615

Total operating expenses	9,042	12,623	40,940	45,895

Operating loss	(17,231)	(2,900)	(36,427)	(14,280)

Other income, net	263	1,648	2,841	6,073
Loss before income tax	(16,968)	(1,252)	(33,586)	(8,207)
(Benefit) provision for income tax	(48)	267	875	1,767

Net loss	$(16,920)	$(1,519)	$(34,461)	$(9,974)

Loss per share of common stock:
Basic	$(1.20)	$(0.11)	$(2.46)	$(0.72)
Diluted	(1.20)	(0.11)	(2.46)	(0.72)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,066	13,965	14,012	13,940
Diluted	14,066	13,965	14,012	13,940

Segment Data
(in thousands)

	Sales	Marketing	Product
	Services	Services	Commercialization	Consolidated
Three months ended December 31, 2008:
Revenue	$21,020	$4,384	$-	$25,404
Gross profit	4,513	1,310	(14,012)	(8,189)
Gross profit %	21.5%	29.9%		-32.2%

Three months ended December 31, 2007:
Revenue	$24,171	$8,405	$-	$32,576
Gross profit	6,325	3,398	-	9,723
Gross profit %	26.2%	40.4%	-	29.8%

Year ended December 31, 2008:
Revenue	$89,656	$23,872	$(1,000)	$112,528
Gross profit	18,390	9,751	(23,628)	4,513
Gross profit %	20.5%	40.8%	-	4.0%

Year ended December 31, 2007:
Revenue	$86,766	$30,365	$-	$117,131
Gross profit	18,212	13,403	-	31,615
Gross profit %	21.0%	44.1%	-	27.0%

Selected Balance Sheet Data
(in thousands)
	December 31,	December 31,
	2008	2007

Cash and short-term investments	$90,233	$106,985
Working capital	$81,639	$110,739
Total assets	$149,036	$179,554
Total liabilities	$41,929	$39,365
Total stockholders' equity	$107,107	$140,189

Selected Cash Flow Data
(in thousands)
	December 31,	December 31,
	2008	2007

Net loss	$(34,461)	$(9,974)
Non-cash items	$6,522	$9,159
Net change in assets and liabilities	$11,948	$(5,361)
Net cash used in operations	$(15,991)	$(6,176)
Change in cash and short-term investments	$(16,752)	$(7,699)